EXHIBIT 10.46
ENGINEERING PACKAGE AGREEMENT

This Engineering Package Agreement (the "Agreement") is entered into as of January 24, 2013, by and between PureSafe Water Systems, Inc. ("PS"), having its principal place of business at 161) Dupont Street, Plainview, NY 1 1803 and ETG/Engineering, Technologies Group. Inc. ("ETG"). having its principal place of business at 71 South Street, Hopkinton, MA 01748. PS and ETG together are the parties ("Parties").

RECITALS:

A.   PS has a versatile product ("Product") that filters contaminated water into drinkable water for a myriad of applications and uses.

B.    ETG is an engineering company and is an independent contractor acting in its own     behalf.

C.    The Parties wish to enter into an Agreement whereby ETG will provide detailed engineering and specification in a sufficient manner to allow the Product to be manufactured and components purchased via outsourcing the assembly, sub-assembly, or manufacturing of the product, as well as he the foundation for further product - enhancements and developments.

Therefore, the Parties enter into this Agreement.

AGREEMENT:

1.    SCOPE OF THE AGREEMENT

PS agrees to have ETG refine the design or their water purification and filtration Product into a set of detailed electronic engineering drawings complete with purchase specifications including standards for quality, bills of material. and other details to enable PS to outsource or manufacture the products in the most cost effective and efficient manner. The current product exists but needs engineering review will be made for cost efficiencies, reliability and reproducibility in a quality manner. The engineering package will include:

a. General Arrangement Drawings

b. Assembly Drawings

c. Component and sub-components Drawings

d. Electrical

e. Piping and Instrumentation

f. General purchase specifications

g. Bills of Material

h. Considerations for safety, mobility. standardization, ease of assembly, maintenance, reliability, and clarity.

i. Assist in developing a cost budget and selling price: a delivery and field commissioning protocol: and a plan for product support.

Upon completion of the engineering package contemplated by this Agreement, the package shall be the sole property of ETG. Prior to ETG's receipt of full payment under this Agreement, PS shall have a license to use the engineering package. but may not reproduce it, share it with third parties, or sell it. Upon payment in full to ETG by PS, PS shall become the sole owner of the engineering package, and ETG may not thereafter reproduce it, share it with third parties, or sell it.

2. RESPONSIBILITIES OF THE PARTIES

ETG will supply the manpower required to create a full set of electronic drawings using AutoCad software of the principle product of PS. The existing product will be reviewed and redesigned to make it more standardized, cost efficient, reliable, and more easily manufactured. ETG will utilize existing drawings, cut-sheets, details, and hand measurements in their analysis. In addition to the drawings, a complete bill of materials, purchase, quality, and assembly specifications will be developed to enable PS to outsource the sub-assembly, assembly. or manufacture of the product. ETG shall use its commercially reasonable efforts to complete both a preliminary and final engineering package. All drawings will be submitted to PS for review and approval. The estimated timeline for the completion of the package, in various stages, will be 60-90-120 days.

ETG will work with the manufacturing entity to provide the required information necessary to make manufacturing, outsourcing, efficient and direct. During the building or final assembly of the first two (2) newly designed units, ETG will inspect the work in process and the final product and make appropriate changes as necessary, with prior approval of the Chief Operating Officer of PS. ETG will he available on a continuous basis thereafter to assist PS in minor improvements of this product, up-grading of components and accessories as is deemed necessary, assess any warranty claims for defects, and serve in an advisory capacity to the management or PS on engineering issues until such time as ETG has been paid in full. PS may request ETG to engineer other products or major re-designs of the existing product under a new agreement or fee structure.

ETG will operate as an independent contractor, bearing its own costs and expenses, and receive no other compensation other than outlined in this Agreement.

PS shall be responsible for providing ETG with all the known engineering and sub-component information on the current product, and cooperate fully with advice and consultation as necessary to effect an efficient process of getting the package complete in a quick and timely manner. PS will make ETG aware of all known safety and product quality requirements that they have been informed of or are currently aware of to comply with any applicable state, local, federal or international directives. PS will review all parts of the design package and approve them as acceptable. PS shall provide and pay for any statutory listings, certifications, certificates required (i.e. water quality seal; UL, etc.).

3.   COMPENSATION In exchange for this work and completed package, PS grants FIG compensation as follows:
Part 1:  Three Hundred Thousand ($ 300,000). This amount shall he paid in $ 10,000 increments based on each unit sold, with each such incremental payment being made within ten (10) business days of the payment of each unit. In any event, without regard to i lie total number of units sold. the total of $300,000 must he paid within twenty-four(24) months after the completion of the package, or upon termination of the Agreement, whichever is earlier.

AND

Part 2: Preferred and tradable stock in the company, based on current value of the stock, equivalent to $ 150,000 and to be issued upon the signing of this Agreement. The full amount of the stock will be issued but percentages will only be vested as follows:

50% of total upon signing the agreement.
50% of total upon substantial completion of the drawing only portion of the engineering package.
The stock will be restricted from trading for six (6) months and are unregistered. After six (6) months, the stock will become unrestricted and registered by PS.

By mutual agreement, Part 2 of this section will be subject to amendment within ten (10) business days following the date of execution of the Agreement.

4.    PRODUCT AND PATENT LIABILITY

The engineering package will be based on process parameters provided by PS and ETG will not be responsible for the ability of the product to meet process and performance representations unless the lack of the unit's ability to perform is as a result of the engineering of ETG. If so, ETG will be obligated to make the necessary changes on and in the engineering package only. Although existing, standard designs of the Products are based upon currently existing generally accepted safety standards within the U.S., in some instances modifications, improvements, extras, or additions may be necessary to make the standard designs conform to existing safety or environmental standards in other countries. ETG makes no representations concerning compliance with any laws or regulations of any countries.

PS shall maintain in full force and effect during the term of this agreement adequate product liability coverage for their product with ETG listed as an additionally insured. ETG shall be obligated to maintain general liability insurance only. All such insurance shall be issued by an insurance company of recognized responsibility and qualified to do business in the jurisdiction in which the Parties are doing business and acceptable to the other Party.

5. CONFIDENTIAL INFORMATION

Confidential Information shall mean all proprietary and confidential data noted as Company Confidential or otherwise known as confidential, reports, brochures, technical documents, drawings, design information, technology of a Party to this Agreement and which is disclosed by such Party (the "Disclosing Party") to the other Party to this Agreement (the -Receiving Party") in connection with this Agreement. The Receiving Party will hold in confidence all Confidential Information and will neither use it nor reproduce it without prior written consent of the Disclosing Party and will use all reasonable efforts to safeguard all Confidential Information and will instruct its employees and staff to use the same care and discretion with respect to the Disclosing Party's Confidential Information as it uses with respect to the Receiving Party's Confidential Information: provided, however, that the Receiving Party will not be liable for disclosure of any information received pursuant to this Agreement if:

(a) The information is generally available or known to the public;

(b)The information was known by or disclosed to the Receiving Party prior to the date of this Agreement other than the information disclosed by the Disclosing Party, and labeled confidential prior to the signature of this Agreement;

(c) The information was independently developed by the Receiving Party;

(d) The information was disclosed to the receiving Party or by a third party not under an obligation to keep such information confidential; or

(e)Disclosure is required pursuant to a statutory or judicial requirement.

All obligations of the Receiving Party under this Section survive termination of the Agreement.

6. INDEMNIFICATION

PS shall indemnify and hold ETG harmless from and against all claims, demands. liabilities, loss, damage, costs, incurred by ETG which arise from or are in any way connected with the injury to or the death of any person or loss or damage to property resulting from any defect of design, manufacture, material, use, application of, or workmanship of the Products.

PS shall promptly assume control of and diligently undertake (in reasonable consultation with ETG) the defense of such claim, at its own cost. ETG shall cooperate with PS in providing all reasonably necessary information in ETG's possession related to such claim and reasonable assistance in the defense of such claim.

PS shall hold ETG harmless and indemnify them, including all costs of defense, against all claims for patent infringement wherever the source may come from.

7. TERM AND TERMINATION

(a)Except as otherwise provided in this Agreement, this Agreement shall remain in effect until ETG is fully compensated according to Section three (3) of the Agreement however, that either Party may terminate this Agreement upon written notice to the other Party given not less than ninety (90) days before the expiration date of such term. In the event of termination, ETG shall immediately become entitled to full payment of the compensation referred to in Section 3.

(b) if either Party becomes insolvent, bankrupt or consents to the appointment of a trustee or receiver, or any trustee or receiver is appointed for the greater part of either Party's properties without the consent of that Party and such trustee or receiver is not discharged within sixty (60) days, or if any bankruptcy, reorganization, arrangement or liquidation proceedings are instituted by either Party or if instituted against either Party are consented to by it or permitted to remain un-dismissed for sixty (60) days, the other Party may terminate this Agreement immediately upon written notice to such Party.

(c) Neither party may assign all or any portion of its rights or delegate all or any portion of its responsibilities under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any such assignment shall not relieve the assigning party of any of its obligations under this Agreement unless specifically released from such obligations. If either Party (i) assigns its rights or obligations under this agreement (by operation of law or otherwise) or (ii) sells all or substantially all of its assets or more than 50% of its equity ownership interests, without the prior consent of the other Party, such other Party may terminate this Agreement immediately upon written notice, such notice to be given not more than thirty (30) days after the Party with the right of termination has been informed b) the other Party of the event creating the right of termination under this Agreement.

8.  LIMITATION OF LIABILITY

Notwithstanding any other provision of this Agreement, the Parties shall not be liable to each other for any indirect, special, consequential, exemplary or punitive damages, lost profits, or lost sales in connection with this Agreement, whether as a result of the breach or termination thereof.

ETG also limits its liability under all conditions to the value of the engineering service provided.

9.  FORCE MAJEURE

No failure or omission by either Party in the performance of any of its obligations under this Agreement shall be deemed a breach of this Agreement. nor create any liability or give rise to any rights to terminate this Agreement, if the same shall arise from or is a consequence of a general strike, labor dispute, lockout, industrial disturbance, curtailment of fuel or electrical power shortage, accident, judicial decision, fire, flood, severe weather or other act of God, war (declared or undeclared), insurrection, riot, civil disturbance, blockage, embargoes of goods by any government, or any other governmental action or legislation, or any other cause beyond the reasonable control of such Party, whether similar to or different from the causes above enumerated. and any such cause shall absolve the affected Party froth responsibility for such failure to perform said obligation during the time such cause exists, subject to the rights and limitations set forth in this Agreement.

Each Party shall notify the other of any material change in conditions or the occurrence of any event which interferes or threatens to interfere with the performance of any of its obligations under this Agreement.

Upon such notice, the Parties shall consult and co-operate as to measures which may be taken to overcome the interference or as to any alternative measures which may be undertaken by the Parties with a view to the continued performance of this Agreement. Such measures may include the suspension of the condition or obligation, the modification of this Agreement or of any orders placed pursuant thereto, and the assumption by any Party of any costs incurred or to be incurred as a result of the interference which has arisen or in giving effect to said measures.

10.  NOTICES

All notices which are required or permitted to be given by any Party to the other shall be sent by registered or certified mail, postage prepaid, by fax, or by electronic mail (read receipt requested) properly addressed to the other Party at the addresses below or such other addresses as any Party may, from time to time, specify to the other Party by similar notice.

If to PS. at:

PURESAFE WATER SYSTEMS, INC.
160 Dupont Street, Plainview, NY 11803
ATTENTION: Leslie Kessler
Telephone: 516-208-8250
Fax: 516-208-8252

If to GEM, at:

ETG/Engineering Technologies Group, Inc.
71 South Street Hopkinton, MA 01748
Attention: Les L. Bebchick
Telephone: 508 435-2600
Fax: 508 435-1919
Email: lesb@equipmentsystems.com

11. MISCELLANEOUS

(a) The Parties hereto are independent contractors and nothing herein contained shall be deemed to create an agency, joint venture, partnership or fiduciary relationship among the Parties hereto,

(b) No term or provision hereof shall be deemed waived and no breach excused, unless such waiver shall be in writing and signed by the Party against whom the waiver is sought to be enforced. Any such waiver shall not constitute a waiver of any other different or subsequent breach.

(c) This Agreement embodies the entire understanding among the Parties concerning the subject matter hereof and all prior representations, warranties, or agreements between the Parties relating hereto are merged herein and superseded hereby. No modification of this Agreement or any of its provisions shall be binding unless it is in writing and executed by both Parties.

(d) The parties to this Agreement acknowledge that they have negotiated this Agreement at arms-length, that they have each contributed to the drafting of this agreement, and that the provisions of the Agreement shall not be construed against either party as the drafter of the Agreement.

(e) PS acknowledges that ETG is a separate legal entity and that in entering this Agreement, PS intends to contract solely with ETG and that no other party is responsible for or liable for the obligations of ETG hereunder or arising out of or related to this Agreement.

(f) Trademarks: PS trademarks or trademarks of whom PS is a licensee, the use of which is granted to ETG.

12. ARBITRATION, GOVERNING LAW, AND VENUE

Any dispute arising out of or relating to this Agreement shall he submitted to arbitration before the American Arbitration Association, ("AAA") and any proceeding before the AAA shall be governed by the procedures and rules of the AAA.

The arbitration shall be conducted in the offices of the AAA in New York City, NY or Boston, MA unless otherwise agreed to by the parties in writing.

This Agreement, and any dispute arising out of or relating to this Agreement, shall be interpreted and construed in accordance with the laws of the state in which any arbitration is conducted.

Any court action to enforce an award of the AAA shall he brought in the state in which the arbitration is conducted, and if brought in Massachusetts, shall he brought in Middlesex or Suffolk County.

The Parties hereto have executed this Agreement in duplicate as of the date first written above.

IN WITNESS WHEREOF, the undersigned duly authorized representative of each party executed this Agreement as of the date first set forth above.

PURESAFE WATER SYSTEMS, INC.	ETG/Engineering Technologies Group, Inc.

Name: Leslie Kessler	Name: Les L. Bebchick
Title: President	Title: President
Date: 1/24/2013	Date: 1/31/2013